Exhibit 14

                              GEMCO MINERALS, INC.
                                 CODE OF ETHICS

              Principles Governing Professional and Ethical Conduct

It is the policy of GEMCO MINERALS, Inc. (the "Company") that the Company's Board of Directors, Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller (or persons performing similar functions) and all employees adhere to, advocate and promote the following principles:

o Loyalty to the interests of our shareholders, customers, suppliers, fellow employees, strategic partners and other business associates;
o Honest and ethical conduct in any action, practice or course of conduct within the Company or with its business partners;
o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and other public communications made by the Company; and
o    Compliance with laws, rules and regulations applicable to the Company.

Conflicts of interest

     o Insiders (directors, officers and employees of the Company) shall maintain a high degree of integrity in the conduct of the Company's business and maintain independent judgment. Each insider must avoid any activity or personal interest that creates, or reasonably appears to create, a conflict between his/her interests and the interests of the Company. A conflict of interest arises any time such a person has a duty or interest that may conflict with the proper and impartial fulfillment of such person's duties, responsibilities or obligations to the Company, such as:

          o    Making an investment that may affect his/her business decisions;
          o Owning a meaningful financial interest in, or being employed by, an organization that competes with or whose interests could reasonably be expected to conflict with those of the Company;
          o Owning a meaningful interest in, or being employed by, an organization that does, or seeks to do, business with the Company
          o Making a decision on a matter where such person's self-interests may reasonably call into question the appropriateness of the decision;
          o Being employed by or accepting compensation from any other person as a result of business activity or prospective business activity affecting the Company;

     o No insider shall direct, or seek to direct, any Company business to any business enterprise in which the insider or his or her family member has a meaningful ownership position or serves in a leadership capacity
     o No insider shall seek or accept for his or her self or for any family member any favors, preferential treatment, special benefits, gifts, loans or other consideration as a result of such insider's association with a business associate or with the company, except those customary and usual benefits directly provided by a business associate of the company. The foregoing, however, does not prohibit receipt of gifts from business associates that are of nominal value consistent with accepted business practices.



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Corporate Opportunities and Transactions with Business Associates

     Insiders and their family members must not profit, directly or indirectly, due to their position in the Company to the detriment, or at the expense, of the Company or any of its business associates. No insider shall take for his or her own advantage any business opportunity for profit, which he or she learns about as a result of his or her position with the Company.

Confidentiality

     o No insider or family member shall discuss with, or inform others about, any actual or contemplated business transaction by the Company or any business associate except as required in the performance of the Insider's employment duties and then only for the benefit of the Company of the Business Associate, as appropriate, and in no event for personal gain or for the benefit of any other third party.
     o No insider or family member shall give any information to any third party about any pending or proposed business transaction of the Company or its business Associates unless expressly authorized to do so by the Company's Chief Executive Officer.
     o No insider or family member other than the Company's Chief Executive Officer, Chief Financial Officer or Chairman of the Board may discuss the Company or its business associates with any member of the press or media except with the prior authorization of the compliance officer.

Document Retention

     The company will comply fully with all laws and regulations relating to the retention and preservation of records. All insiders shall comply fully with the Company's policies regarding the retention and preservation of records. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.

     If the existence of a subpoena or impending government investigation becomes known to an insider, he or she must immediately contact the chief executive officer and the chair of the audit committee. Insiders must retain all records and documents that may be responsive to a subpoena or pertain to an investigation.

Reporting and Treatment of Violations

     Persons who become aware of suspected violations of this Code should report such suspected violations promptly to the Chairman of the Company's Board of Directors. To assist in the response to or investigation of the alleged violation, the report should contain as much specific information as possible to allow for proper assessment of the nature, extent and urgency of the alleged violation. Without limiting the foregoing, the report should, to the extent possible, contain the following information:

     o the alleged event, matter or issue that is the subject of the alleged violation;
     o    the name of each person involved;


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     o    if the alleged violation involves a specific event or events, the approximate date and location of each event; and
     o any additional information, documentation or other evidence available relating to the alleged violation.

The Board of Directors shall have the power to monitor, investigate, make determinations and recommend action to the Board of Directors with respect to violations of this Code. In determining whether a violation of this Code has occurred, the Board of Directors may take into account:

     o    the nature and severity of the violation;
     o whether the violation was a single occurrence or involved repeated occurrences;
     o    whether the violation appears to have been intentional or inadvertent;
     o whether the person in question had been advised prior to the violation as to the proper course of action;
     o whether the person in question had committed other violations in the past; and
     o such other facts and circumstances as the Audit Committee shall deem advisable in the context of the alleged violation.

Consequences of Violations

     If a violation is substantiated, the Board of Directors may impose such sanctions or take such actions as it deems appropriate, including, but not limited to, the following:

     o Disciplinary action (including censure, re-assignment, demotion, suspension or termination);
     o Pursuit of any and all remedies available to the Company for any damages or harm resulting from a violation, including injunctive relief; and
     o Referral of matters to appropriate legal or regulatory authorities for investigation and prosecution.

Requests for Waivers and Changes in Code

     A waiver of a provision of this Code shall be requested whenever there is reasonable likelihood that a contemplated action will violate the Code. Any waiver (including an implicit waiver) that constitutes a material departure from a provision of this Code shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC. In addition, any amendments to this Code (other than technical, administrative or other non-substantive amendments) shall be publicly disclosed on a timely basis, to the extent required by applicable rules and regulations of the SEC.

Every director and employee is required to sign this policy.

I have received, read and understand this policy -

Signed_______________________, Date______________________
Name__________________________ Employee [  ]   Director [  ]




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